As filed with the Securities and Exchange Commission on November 27, 1996
                                             Registration No. 333-__________



                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          Century Telephone Enterprises, Inc.
                (Exact name of registrant as specified in its charter)

     Louisiana                      4813                     72-0651161
  (State or other         (Primary Standard Industrial      (I.R.S. Employer
  jurisdiction of          Classification Code Number)       Identification
  incorporation or                                              Number)
   organization)
                         100 Century Park Drive
                         Monroe, Louisiana 71203
                              (318) 388-9500
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)




       HARVEY P. PERRY, ESQ.                           Copy to:
Senior Vice President, General Counsel              KENNETH J. NAJDER
           and Secretary                         Jones, Walker, Waechter,
 Century Telephone Enterprises, Inc.       Poitevent, Carrere & Denegre, L.L.P.
       100 Century Park Drive                             51st Floor
      Monroe, Louisiana  71203                      201 St. Charles Avenue
           (318) 388-9500                   New Orleans, Louisana  70170-5100
                                                       (504) 582-8000
(Name, address, including zip code,
and telephone number, including area
code, of agent for service)

                              ___________________________

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC:

  From time to time after the effective date of this registration statement

      If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the foregoing box. [ ]


                               CALCULATION OF REGISTRATION FEE
========================================================================================================

      Title of each                            Proposed maximum    Proposed maximum
   class of securities          Amount to       offering price    aggregate offering      Amount of
   to be registered(1)      be registered(2)(3)     per unit            price          registration fee
________________________________________________________________________________________________________
Preferred Stock. . . . . .      75,000 shares       $25.00(4)        $1,875,000(4)          $568.18
Common Stock . . . . . . .   1,500,000 shares     $31.6875(5)       $47,531,250(5)       $14,403.41
Preference Share
  Purchase Rights. . . . .   1,500,000 rights           --(6)                --(6)               --(6)
========================================================================================================


(1) If the contracts for the delivery of the securities registered under this registration statement are deemed to include or represent separate securities, then such securities are also registered hereby.
(2) In the event of a stock split, stock dividend or similar transaction, the number will be automatically adjusted in accordance with Rule 416(a).
(3) In addition, there is registered hereunder an indeterminable number of shares of Common Stock and accompanying Preference Share Purchase Rights that may be issued upon exercise, conversion or exchange of any shares of convertible Preferred Stock or other securities registered hereunder.
(4) Estimated solely for the purpose of calculating the registration fee based upon the stock's par value of $25.00 per share.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(6) Preference Share Purchase Rights are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for the Common Stock.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained herein also relates to the 200,000 shares of registrant's Preferred Stock and the 1,125,000 shares of registrant's Common Stock (as adjusted for a stock split) registered pursuant to its Registration Statement on Form S-4 (Registration No. 33-48956), of which 125,000 shares of Preferred Stock and 888,994 shares of Common Stock remain unissued. Of these 888,994 unissued shares of Common Stock, 564,105 have been reserved for future issuance under the terms of a previously-completed transaction.



                        CENTURY TELEPHONE ENTERPRISES, INC.

                           Cross-Reference Sheet
                                  Between
               Items of Form S-4 and Location in Prospectus

            Item in Form S-4                    Location in Prospectus
1    Forepart  of  the Registration
     Statement  and  Outside  Front       Facing Page; Cross-Reference
     Cover Page of Prospectus..........   Sheet; Outside Front Cover Page
2    Inside Front and Outside  Back       Inside Front and Outside Back
     Cover Pages of Prospectus.........   Cover Pages
3    Risk   Factors,    Ratio    of       The Company; Selected Operating
     Earnings  to Fixed Charges and       and Financial Data; Incorporation
     Other Information.................   of Certain Documents by Reference
4    Terms  of the Transaction.........   *
5    Pro Forma Financial Information...   *
6    Material  Contracts  with  the
     Company Being Acquired............   *
7    Additional Information Required
     for Reoffering  by Persons  and
     Parties Deemed to be Underwriters.   *
8    Interests of Named Experts and
     Counsel...........................   Legal Matters; Experts
9    Disclosure    of    Commission
     Position on  Indemnification
     for Securities Act Liabilities....   *
10   Information with Respect to S-3      The Company; Incorporation of
     Registrants.......................   Certain Documents by Reference
11   Incorporation    of    Certain       Incorporation of Certain
     Information by Reference..........   by Reference
12   Information with Respect to S-
     2 or S-3 Registrants..............   *
13   Incorporation    of    Certain
     Information  by  Reference........   *
14   Information  with  Respect  to
     Registrants Other Than  S-3 or
     S-2 Registrants...................   *
15   Information with Respect to S-
     3 Companies.......................   *
16   Information with Respect to S-
     2 or S-3 Companies................   *
17   Information  with  Respect  to
     Companies Other Than S-3 or S-
     2 Companies.......................   *
18   Information if Proxies, Consents
     or Authorizations are to be
     Solicited.........................   *
19   Information if Proxies, Consents
     or Authorizations are not to  be
     Solicited in an Exchange Offer....   *


 * Omitted because the answer is negative or the item is not applicable on the date of filing of this Registration Statement. The Registrant may be required to provide information (or further information) in response to one or more of such items under certain circumstances by means of a post-effective amendment to this Registration Statement or a supplement to the prospectus contained herein.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration
statement  becomes   effective.   This  preliminary  prospectus  shall  not
constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer,
solicitation  or   sale  would  be   unlawful  prior   to  registration  or
qualification under the securities laws of any such State.


                                                P  R  O  S  P  E  C  T  U S

                Subject to Completion, Dated November 27, 1996

                     CENTURY TELEPHONE ENTERPRISES, INC.

                     200,000 Shares of Preferred Stock
                 (Issuable in Series -- $25.00 Par Value)

                     2,388,994 Shares of Common Stock
                             ($1.00 Par Value)


      This Prospectus relates to 200,000 shares of Preferred Stock, $25.00 par value per share, issuable in series ("Preferred Stock"), and 2,388,994 shares of Common Stock, $1.00 par value per share ("Common Stock"), and accompanying Preference Share Purchase Rights, of Century Telephone Enterprises, Inc. (the "Company"), which may be offered, issued and sold from time to time in connection with the Company's acquisition of businesses or properties, as well as an indeterminate amount of additional securities that may be issuable upon the exercise, conversion or exchange of other securities previously sold hereunder and any additional securities that may be deemed to be included within or represented by contracts entered into by the Company in connection with the issuance of other securities sold hereunder. The terms of such acquisitions, including the terms and conditions of the consideration paid by the Company, generally will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired and generally will not involve the payment of underwriting fees or discounts, except that finders' fees may be paid to persons from time to time in connection with such acquisitions. See "The Offering."

      This Prospectus, as appropriately amended or supplemented, has also been prepared for use by certain persons who receive shares issued by the Company in connection with acquisitions, and who are permitted in writing by the Company to use this Prospectus to offer and sell such shares, on terms then available, in transactions in which they might otherwise be deemed underwriters within the meaning of the Securities Act of 1933. See "The Offering."

      This Prospectus forms a part of the Company's Registration Statement on Form S-4 (Registration No. 333-______), pursuant to which the Company registered 75,000 shares of Preferred Stock and 1,500,000 shares of Common Stock. This Prospectus also relates to the 200,000 shares of Preferred Stock and the 1,125,000 shares of Common Stock (as adjusted for a stock split) registered pursuant to the Company's Registration Statement on Form S-4 (Registration No. 33-48956), of which 125,000 shares of Preferred Stock and 888,994 shares of Common Stock remain unissued. Of these 888,994 unissued shares of Common Stock, 564,105 have been reserved for future issuance under the terms of a previously-completed transaction. See "The Offering."

      The Common Stock is traded on the New York Stock Exchange under the symbol "CTL." No trading market has developed for the Preferred Stock, nor is it likely that one will develop in the foreseeable future.

      Under the Company's Articles of Incorporation, the holder of each outstanding share of Common Stock and voting Preferred Stock is entitled to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case the holder is entitled to ten votes per share until transfer. A Preference Share Purchase Right is attached to and trades with each share of Common Stock. See "Summary Description of Securities."


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is ____________________, 1996.



                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange and its reports, proxy and information statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statements as to which this Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statements and any amendments thereto, including exhibits filed as a part hereof, are available for inspection and copying as set forth above. For additional information on the Registration Statements, see "The Offering."

      This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Harvey P. Perry, Senior Vice President, General Counsel and Secretary, Century Telephone Enterprises, Inc., 100 Century Park Drive, Monroe, Louisiana, 71203, telephone (318) 388-9500. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which an investment decision is to be made with respect to securities offered hereby.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed pursuant to the Exchange Act by the Company with the Commission, are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

      (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996,June 30, 1996 and September 30, 1996.

      (c)   The Company's Current Report on Form 8-K filed August 30, 1996.

      (d) The Company's Registration Statement filed under the Exchange Act (File No. 1-7784), as amended and restated on Form 8-A/A filed December 2, 1996, which includes a description of the Company's Common Stock and Preference Share Purchase Rights.

      All documents filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing. Information appearing herein or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


      When used herein, (i) the term "pops" means the population of a licensed cellular telephone market multiplied by the Company's proportionate equity interest in the licensed operator thereof, (ii) the terms "MSA" and "RSA" mean a Metropolitan Statistical Area or a Rural Service Area, respectively, for which the Federal Communications Commission ("FCC") has granted a cellular operating license and (iii) the term "LEC" means a local exchange carrier that provides local telephone transmission services.


                                 THE COMPANY

      The Company is a regional diversified telecommunications company that is primarily engaged in providing local telephone and mobile communications services. At September 30, 1996, the Company's telephone subsidiaries served more than 500,000 telephone access lines, primarily in rural, suburban and small urban communities in 14 states, with its largest customer bases located in Wisconsin, Louisiana, Michigan, and Ohio. Through its cellular operations the Company controls approximately 7.8 million pops in 27 MSAs and 29 RSAs, primarily concentrated in Michigan, Louisiana, Texas, Arkansas and Mississippi. The Company also provides long distance, competitive access, operator and business information services. For the nine months ended September 30, 1996, telephone operations provided 60% of the Company's consolidated revenues, with mobile communications operations providing 33% and other operations providing the balance.

      Century is incorporated in Louisiana; its principal executive offices are located at 100 Century Park Drive, Monroe, Louisiana 71203, and its telephone number is (318) 388-9500. At September 30, 1996, the Company employed approximately 3,300 persons.

Telephone Operations

      According to published sources, the Company is the 16th largest local exchange carrier in the United States, based on the more than 500,000 telephone access lines it currently serves. Currently, the Company operates over 500 central office and remote switching centers in its telephone operating areas. All of the Company's access lines are served by digital switching technology, which in conjunction with other technologies allows the Company to offer additional premium services to its customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting.

Mobile Communications Operations

      According to published sources, the Company is the 15th largest cellular telephone company in the United States, based on the Company's owned pops. The Company currently operates and has majority interests in cellular systems serving 19 MSAs and 14 RSAs, which collectively represent
6.3 million pops, and has minority interests in eight other MSAs and 15 other RSAs, which collectively represent 1.5 million pops. Approximately 49% of the Company's pops in markets operated by the Company are in a single, contiguous cluster of eight MSAs and seven RSAs in Michigan; another 21% are in a cluster of five MSAs and seven RSAs in northern and central Louisiana, southern Arkansas and eastern Texas. At September 30, 1996, the Company's majority-owned cellular systems had more than 337,000 cellular subscribers.

Other Operations

      The Company also provides long distance, operator and interactive services in certain local and regional markets, as well as certain printing and related business information services, and has recently entered the competitive access business. At September 30, 1996, the Company's long distance business served approximately 97,000 customers in certain of the Company's LEC markets and the Company's competitive access business had installed 156 route miles of fiber-optic cable in its networks in several cities in Texas.

Acquisition Strategy

      The Company's general strategy has been to provide diversified telecommunications services and to achieve growth largely through the acquisition of attractive telecommunications companies. The Company is continually evaluating the possibility of acquiring additional telephone, cellular or long distance operations. Although the Company's primary focus will be on acquiring telecommunications interests that are proximate to its properties or that serve a customer base large enough for the Company to operate efficiently, other communications interests may also be acquired.

Recent Events Affecting the Telecommunications Industry

      The telecommunications industry continues to undergo various fundamental regulatory, competitive and technological changes that make it difficult to determine the form or degree of future regulation and competition affecting the Company's telephone and mobile communications operations. These changes may have a significant impact on the future financial performance of all telecommunications companies.

      In February 1996 the United States Congress enacted the Telecommunications Act of 1996, which obligates LECs to permit competitors to interconnect their facilities to the LEC's network and to take various other steps that are designed to promote competition. While this legislation provides certain waiver opportunities for rural LECs such as those operated by the Company, there can be no assurance that such waivers will be granted. Coincident with the recent movement toward increased competition has been the gradual reduction of regulatory oversight of LECs. These cumulative changes have led to the continued growth of various companies providing competitive access and other services that compete with LECs' services. Wireless telephone services are also expected to increasingly compete with LECs.

      The FCC has allocated additional frequency spectrum for mobile communications technologies that are expected to be competitive with cellular, including Personal Communications Services ("PCS") (for which the FCC began to auction operating licenses in late 1994) and mobile satellite services. Upon completion of the FCC's auctions, as many as seven new wireless PCS competitors will be allowed in each cellular market. The FCC has also authorized certain specialized mobile radio service licensees to configure their systems so as to operate in a manner similar to cellular systems.


                   SELECTED OPERATING AND FINANCIAL DATA

         The following table presents certain selected consolidated operating and financial data for the Company as of and for each of the years ended in the five-year period ended December 31, 1995 and as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996. The data, except for the selected operating data and financial ratio, for each of the years in the five-year period ended December 31, 1995 are derived from the Company's consolidated financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and the audit report thereon, are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 that has been incorporated by reference herein.

         The unaudited financial information as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 has not been audited by independent public accountants. However, in the opinion of Century's management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the nine-month periods have been included therein.

                                                      December 31,
                                 -------------------------------------------------------   September 30,
                                   1991        1992        1993        1994        1995        1996
                                   ----        ----        ----        ----        ----        ----
Selected Operating Data:
  Telephone access lines........  314,819     397,300     434,691     454,963     480,757     500,647
  Cellular units in
   service in majority
   owned markets................   51,083      73,084     116,484     211,710     290,075     337,151
  Cellular pops.................5,437,000   5,497,000   5,947,000   7,087,512   7,558,322   7,822,039


                                                                                           Nine Months
                                                                                              Ended
                                                Year Ended December 31,                    September 30,
                                -----------------------------------------------------  --------------------
                                   1991       1992       1993       1994       1995       1995       1996
                                   ----       ----       ----       ----       ----       ----       ----
                                     (In thousands, except per share amounts and ratio)
Selected Income Statement Data:
 Revenues:
  Telephone..................   $ 236,408  $ 298,812  $ 350,330  $ 391,265  $ 419,242  $ 309,295  $ 335,819
  Mobile Communications......      46,731     62,092     84,712    150,802    197,494    143,230    185,286
  Other......................       8,658      9,956     20,633     22,534     28,104     20,373     34,343
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues...........   $ 291,797  $ 370,860  $ 455,675  $ 564,601  $ 644,840  $ 472,898  $ 555,448
                                =========  =========  =========  =========  =========  =========  =========
 Operating income (loss):
  Telephone..................   $  80,039  $ 103,672  $ 114,902  $ 137,992  $ 143,527  $ 105,925  $ 115,348
  Mobile Communications......      (4,952)     5,956      9,906     31,443     57,009     45,515     56,105
  Other......................       1,344      3,324      3,201      3,371      2,383      2,595        775
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating income...      76,431    112,952    128,009    172,806    202,919    154,035    172,228
 Gain on sales of assets.....         - -      3,985      1,661     15,877      6,782      5,909        815
 Interest expense............     (22,504)   (27,166)   (30,149)   (42,577)   (43,615)   (32,771)   (33,972)
 Income from unconsolidated
   cellular entities.........         697      1,692      6,626     15,698     20,084     14,700     21,584
 Minority interest...........          60       (473)      (516)    (3,377)    (8,084)    (6,281)    (5,947)
 Other income and expense....       2,805      1,582        625      3,111      4,982      2,850      2,601
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Income before income taxes
   and cumulative effect of
   changes in accounting
   principles................      57,489     92,572    106,256    161,538    183,068    138,442    157,309
 Income taxes................     (20,070)   (32,599)   (37,252)   (61,300)   (68,292)   (53,395)   (58,353)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Income before cumulative
   effect of changes in
   accoutnig principles......      37,419     59,973     69,004    100,238    114,776     85,047     98,956
 Cumulative effect of
   changes in accounting
   principles................         - -    (15,668)       - -        - -        - -        - -        - -
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income.............   $  37,419  $  44,305  $  69,004  $  00,238  $ 114,776  $  85,047  $  98,956
                                =========  =========  =========  =========  =========  =========  =========
 Primary earnings per share:
   Primary earnings per share
     before cumulative effect
     of changes in accounting
     principles..............   $    0.79  $    1.23  $    1.35  $    1.88  $    1.97  $    1.47  $    1.65
   Cumulative effect of
     changes in accounting
     principles..............         - -      (0.32)       - -        - -        - -        - -        - -
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Primary earnings per share..   $    0.79  $    0.91  $    1.35  $    1.88  $    1.97  $    1.47  $    1.65
                                =========  =========  =========  =========  =========  =========  =========
 Fully diluted earnings
   per share:
   Fully diluted earnings per
     share before cumulative
     effect of changes in
     accounting principles...   $    0.79  $    1.22  $    1.32  $    1.80  $    1.95  $    1.46  $    1.64
   Cumulative effect of
     changes in accounting
     principles..............         - -      (0.31)       - -        - -        - -        - -        - -
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Fully diluted earnings
   per share.................   $    0.79  $    0.91  $    1.32  $    1.80  $    1.95  $    1.46  $    1.64
                                =========  =========  =========  =========  =========  =========  =========
 Dividends per common share..   $   0.287  $   0.293  $    0.31  $    0.32  $    0.33  $  0.2475  $    0.27
                                =========  =========  =========  =========  =========  =========  =========
 Common shares for
   computing primary
   earnings per share........      47,305     48,500     51,206     53,419     58,136     57,790     59,853

 Common shares for computing
   fully diluted earnings
   per share.................      47,432     48,653     55,892     58,135     59,107     58,812     60,593

Financial Ratio:
 Ratio of earnings to
   combined fixed charges
   and preferred dividend
   requirements (1)..........        3.47       4.25       4.32       4.50       4.75       4.77       5.08


                                                    December 31,
                                 ------------------------------------------------------- September 30,
                                   1991        1992        1993        1994       1995        1996
                                   ----        ----        ----        ----       ----   -------------
                                                        (In thousands)
Selected Balance Sheet Data:
 Net property, plant and
   equipment.................  $  534,998  $  675,878  $  827,776  $  947,131  $1,047,808  $1,113,301
 Excess cost of net assets
   acquired, net.............     114,258     217,688     297,158     441,436     493,655     509,610
 Total assets................     764,539   1,040,487   1,319,390   1,643,253   1,862,421   1,960,785
 Long-term debt..............     205,453     346,944     364,433     518,603     622,904     589,777
 Stockholders' equity........     319,977     385,449     513,768     650,236     888,424     999,467

_______________________
(1) For purposes of computing these ratios, (i) earnings consist of income before income taxes and fixed charges with adjustments primarily for earnings of unconsolidated subsidiaries and (ii) combined fixed charges and preferred dividend requirements consist of interest expense, preferred dividends of subsidiaries and preferred dividends on the Company's preferred stock, all of which have been calculated in accordance with the rules of the Commission.

                                 THE OFFERING

General

    The securities of the Company that may be offered, issued and sold from time to time pursuant to this Prospectus in connection with the Company's acquisitions of businesses or properties include up to 200,000 shares of Preferred Stock, issuable in series, and up to 2,388,994 shares of Common Stock and accompanying Preference Share Purchase Rights, as well as an indeterminate number of additional securities that may be issuable upon the exercise, conversion or exchange of other securities previously sold hereunder and any additional securities that may be deemed to be included within or represented by contracts entered into by the Company in
connection  with the issuance of  other  securities  sold  hereunder.   The
Company proposes to issue such securities in connection with its continuing
program of acquisitions.   See  "The  Company - Acquisition Strategy".  The
terms   of   such   acquisitions,  including  the   designations,   powers,
preferences, rights and  qualifications  of  any  Preferred Stock issued in
connection   therewith   and  the  terms  and  conditions  of   any   other
consideration paid by the Company, generally will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired and generally will not involve the payment of underwriting fees or discounts, except that finders' fees may be paid to persons from time to time in connection with such acquisitions. Shares sold hereunder will ordinarily be issued to the former owners of the businesses or properties acquired as part of the consideration paid by the Company in connection therewith, although the Company may from time to time issue shares to others under employment, consulting or non-competition contracts or other agreements that are incidental to the Company's acquisitions of businesses or properties. The consideration offered by the Company in connection with such acquisitions, in addition to the securities offered hereby, may include cash, debt, other securities (which may, upon exercise, conversion or exchange, entitle the holder to receive shares of Common Stock or other securities offered hereby), or the assumption by the Company of liabilities of the businesses being acquired, or a combination thereof.

      It is anticipated that shares of Common Stock issued in connection with any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock at the time the terms of the acquisition are agreed upon, at or about the time of closing, or during the period prior to delivery of the shares. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings.

      This Prospectus forms a part of the Company's Registration Statement on Form S-4 (Registration No. 333-_________), which was declared effective by the Commission on December ____, 1996. Pursuant to the Registration Statement the Company registered 75,000 shares of its Preferred Stock and 1,500,000 shares of its Common Stock, and accompanying Preferred Share Purchase Rights, as well as the other securities noted above. The Company has filed a similar Registration Statement on Form S-4 (Registration No. 33-48956), which was declared effective by the Commission on July 15, 1992. This Prospectus also relates to the 200,000 shares of Preferred Stock and the 1,125,000 shares of Common Stock (as adjusted for a stock split) registered pursuant to the Company's Registration Statement No. 33-48956, of which 125,000 shares of Preferred Stock and 888,994 shares of Common Stock remain unissued. Of these 888,994 unissued shares of Common Stock, 564,105 have been reserved for future issuance under the terms of a previously-completed transaction. If some or all of these 564,105 shares are not issued under such transaction, they will become available for future issuance under this Prospectus in connection with other acquisition transactions. In the event of a stock split, stock dividend or similar transaction, the number of shares offered by this Prospectus will be automatically adjusted accordingly.

Selling Shareholders

      This Prospectus, as appropriately amended or supplemented as required by the Securities Act of 1933, has also been prepared for use by certain persons who receive shares issued by the Company in acquisitions, including the shares sold hereunder and Common Stock received upon the exercise of option, conversion or exchange rights granted to the holders of Preferred Stock or other securities of the Company issued in connection with acquisitions, and who are permitted in writing by the Company to use this Prospectus to offer and sell such shares, on terms then available, in transactions in which they might otherwise be deemed underwriters within the meaning of the Securities Act of 1933 (such persons being referred to under this caption as "Selling Shareholders"). The written agreement with any Selling Shareholders permitted to use this Prospectus may provide, among other things, that any such offering be effected in an orderly manner through securities dealers, acting as brokers or dealers, selected by the Company, that such Selling Shareholders enter into custody agreements with respect to such shares, and that sales be made only by one or more of the methods described in such agreements.

      Resales by Selling Shareholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Shareholder's agent in connection with the sale, or such firm may purchase shares from the Selling Shareholder as principal and thereafter resell such shares from time to time. The fees payable to such securities firm may be normal stock exchange commissions or negotiated commissions or discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Any such sales may be made on the New York Stock Exchange or any other exchange on which such shares are traded, or may be effected by block trades. In addition, shares may be sold in special offerings or secondary distributions. Any participating member firm may be indemnified against certain civil liabilities, including liabilities under the Securities Act of 1933. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such act. The Company will not receive any part of the proceeds of the sale of securities by the Selling Shareholders. A supplement to this Prospectus, if required, will be filed with the Commission under the Securities Act of 1933, disclosing various information relating to the resale.

                      SUMMARY DESCRIPTION OF SECURITIES

      The Company's authorized capital stock consists of 175,000,000 shares of common stock, of which 59,814,450 shares were outstanding as of October 31, 1996, and 2,000,000 shares of preferred stock, of which 402,994 shares were outstanding as of October 31, 1996. Each share of the Common Stock has attached to it one Preference Share Purchase Right. The following descriptions of the Common Stock, the Preferred Stock and the Preference Share Purchase Rights are qualified in their entirety by reference to the relevant provisions of (i) the Louisiana Business Corporation Law, (ii) the Articles of Incorporation of the Company (the "Articles"), (iii) the Bylaws of the Company, and (iv) the Company's Registration Statement filed under the Exchange Act, as amended and restated on Form 8-A/A filed December 2, 1996, which has been incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Common Stock

      Under  the  Articles,  each share  of  Common  Stock  that  has  been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share, subject to the Company's right to issue ten-vote shares in connection with business combinations to the extent necessary for such transactions to be accounted for as poolings of interests (which right may only be exercised if certain conditions are met). Holders of Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of the directors if they so desire. As of March 11, 1996, the trustee for two of the Company's employee benefit plans was the record holder of Common Stock having approximately 37% of the total voting power of all classes of the Company's capital stock. The trustee votes these shares in accordance with the instructions of the Company's employees. Except as set forth below under "-Preference Share Purchase Rights," holders of Common Stock do not have any pre-emptive rights to subscribe to any additional capital stock that may be issued by the Company.

Preferred Stock

      Under the Articles, the Company's Board of Directors is authorized, without shareholder action, to issue Preferred Stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of the Company's Board of Directors includes, but is not limited to, the determination or establishment of the following with respect to each series of Preferred Stock that may be issued: (i) the designation of such series, (ii) the number of shares initially constituting such series, (iii) the dividend rate and conditions and the dividend preferences, if any, in respect of the Common Stock and among the series of the Preferred Stock, (iv) whether, and upon what terms, the Preferred Stock should be convertible into or exchangeable for other securities of the Company, (v) whether, and to what extent, holders of shares of a series of Preferred Stock will have voting rights, (vi) the restrictions, if any, upon the issue or reissue of any additional shares of Preferred Stock, (vii) whether, and on what terms and conditions the shares may be redeemed by the Company (including sinking fund provisions), and (viii) the liquidation preferences, if any, in respect of the Common Stock and among the series of the Preferred Stock.

      As of October 31, 1996, 402,994 shares of certain series of Preferred Stock were outstanding. At such time, such shares were convertible into a total of approximately 352,000 shares of Common Stock. Each holder of the currently outstanding Preferred Stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the Common Stock and is entitled to vote as a single class with the Common Stock. As with the Common Stock, each share of Preferred Stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder to ten votes on all matters duly submitted to a vote of shareholders. For more information on the voting rights of holders of voting preferred stock, see "Common Stock." Upon the dissolution, liquidation or winding up of the Company, the holders of the currently outstanding Preferred Stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon. No trading market has developed for the Preferred Stock, nor is it likely that one will develop in the foreseeable future.

Preference Share Purchase Rights

      Each share of Common Stock issued hereunder will have attached to it one Preference Share Purchase Right (a "Right"), which will entitle the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series BB Participating Cumulative Preference Stock at a price of $110, subject to adjustment. The terms of the Rights are set forth in a Rights Agreement dated as of August 27, 1996 between the Company and the Rights Agent named therein. Subject to certain exceptions, the Rights Agreement provides that if, among other things, any person or group of affiliated or associated persons (an "Acquiring Person") acquires or obtains the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock, then proper provision will be made so that each holder of record of a Right, other than Rights beneficially owned by an Acquiring Person (which will become void), will thereafter be entitled to receive, upon payment of the purchase price set, that number of shares of Common Stock having a market value at the time of the transaction equal to two times such purchase price.

                                LEGAL MATTERS

      The validity of the Common Stock and Preferred Stock offered hereby will be passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana, special counsel to the Company.

                                   EXPERTS

      The consolidated financial statements and related financial statement schedules of the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, incorporated by reference herein, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which is also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

===============================================   =========================
-----------------------------------------------   -------------------------

No person is authorized to give any information
or to make any representations other than those
contained  or incorporated by reference in this
Prospectus  in   connection  with   the   offer
contained in  this Prospectus,  and if given or
made,  any such information  or representations            CENTURY
must  not   be  relied   upon  as  having  been           TELEPHONE
authorized by  the  Company.   This  Prospectus          ENTERPRISES,
does  not  constitute  an offer to  sell  or  a              INC.
solicitation of an offer to buy  securities  by
anyone in any jurisdiction in which  such offer
or solicitation is not authorized,  or in which
the person making such offer or solicitation is            _________
not qualified  to  do so,  or to any  person to
whom it  is unlawful to  make  such an offer or           PROSPECTUS
solicitation.  Neither  the  delivery  of  this
Prospectus nor any  sale made  hereunder shall,            _________
under any circumstances, create any implication
that there has been no change in the affairs of
the  Company since the date hereof.                        _________

                                                        Preferred Stock
                                                    (Issuable in Series --
                                                       $25.00 Par Value)
                                                           _________
       ___________________________


           TABLE OF CONTENTS                               _________

                                                          Common Stock
                                          Page          ($1.00 Par Value)
                                          ----             _________

Available Information...................... 2
Incorporation of Certain Documents
  by Reference............................. 2
The Company................................ 3
Selected Operating and Financial Data...... 4
The Offering............................... 6
Summary Description of Securities.......... 7
Legal Matters.............................. 8            _____________, 1996
Experts.................................... 8

       _________________________


-----------------------------------------------   -------------------------
===============================================   =========================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

      Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

      Article II, Section 10 of the Company's by-laws (the "Indemnification By-law") provides for mandatory indemnification for directors and officers or former directors and officers of the Company to the fullest extent permitted by Louisiana law.

      The Company's Articles of Incorporation authorize it to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. The Company has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification By-law ("Indemnification Contracts"). The right to indemnification provided by an Indemnification Contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

      The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The Indemnification Contracts provide that, to the extent insurance is reasonably available, the Company will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if the Company does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)   Exhibits:

      3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

      3.2   By-laws of the Company as amended through November 21, 1996.

      4.1 Rights Agreement dated as of August 27, 1996 between the Company and Society National Bank, as Rights Agent
            (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed August 30, 1996).

      4.2 Indenture dated as of March 31, 1994 between the Company and Regions Bank of Louisiana (formerly First American Bank & Trust of Louisiana), as Trustee (incorporated by reference to Exhibit
            4.1 of the Company's Registration Statement on Form S-3, Registration No. 33-52915, filed March 30, 1994).

      4.3 Copies of other instruments defining the rights of holders of long-term debt of the Company will be furnished to the Com-mission upon request.

      5     Opinion  of  Jones,  Walker,  Waechter,  Poitevent,  Carrere  &
            Denegre, L.L.P.

      23.1  Independent Auditors' Consent.

      23.2  Consent of Counsel (included in Exhibit 5).

      24 Power of Attorney (included in the signature pages of this registration statement).


      (b)   Financial Statement Schedules:

            None required.

Item 22.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1)   To  file,  during any period in which offers or sales are
      being  made,  a  post-effective   amendment   to   this  registration
      statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to
            the  plan of distribution  not  previously  disclosed  in  this registration statement or any material change to such information in this registration statement;

                  Provided,   however,   that  paragraphs   (a)(1)(i)   and
            (a)(1)(ii) immediately preceding do not apply if the registration statement is on Form S-3 or Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e)   Insofar  as  indemnification  for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would itself qualify for an exemption from
Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on November 27, 1996.


                                    CENTURY TELEPHONE ENTERPRISES, INC.



                                    By:          /s/ Glen F. Post, III
                                       --------------------------------------
                                                   Glen F. Post, III
                                             Vice Chairman of the Board of
                                               Directors, President, and
                                                Chief Executive Officer


                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Clarke M. Williams, Glen
F. Post, III and Harvey P. Perry, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                        Title                       Date


 /s/ Clarke M. Williams         Chairman of the Board        November 27, 1996
 ______________________               of Directors
   Clarke M. WIlliams


 /s/ Glen F. Post, III      Vice Chairman of the Board of    November 27, 1996
 _____________________         Directors, President, and
   Glen F. Post, III             Chief Executive Officer


 /s/ R. Stewart Ewing, Jr.    Senior Vice President and      November 27, 1996
 _________________________      Chief Financial Officer
   R. Stewart Ewing, Jr.     (Principal Financial Officer)


  /s/ Murray H. Greer                 Controller             November 27, 1996
  ___________________        (Principal Accounting Officer)
    Murray H. Greer


/s/ William R. Boles, Jr.              Director              November 27, 1996
__________________________
   William R. Boles, Jr.


  /s/ Virginia Boulet                  Director              November 27, 1996
  ____________________
    Virgina Boulet


 /s/ Ernest Butler, Jr.                Director              November 27, 1996
 _______________________
   Ernest Butler, Jr.


 _______________________               Director
    Calvin Czeschin


  /s/ James B. Gardner                 Director              November 27, 1996
 ______________________
    James B. Gardner


   /s/ W. Bruce Hanks                  Director              November 27, 1996
  _____________________
     W. Bruce Hanks


/s/ R. L. Hargrove, Jr.                Director              November 27, 1996
_______________________
  R. L. Hargrove, Jr.


   /s/ Johnny Hebert                   Director              November 27, 1996
   _________________
     Johnny Hebert


   /s/ F. Earl Hogan                   Director              November 27, 1996
  ___________________
     F. Earl Hogan


   /s/ C. G. Melville                  Director              November 27, 1996
  ____________________
     C. G. Melville


  /s/ Harvey P. Perry                  Director              November 27, 1996
 _____________________
    Harvey P. Perry


 ______________________                Director
     Jim D. Reppond


                                   EXHIBIT INDEX
Exhibit                                                                    Page
  No.                          Description                                  No.
--------                       -----------                                 ----

3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

3.2   By-laws of the Company as amended through November 21, 1996.

4.1 Rights Agreement dated as of August 27, 1996 between the Company and Society National Bank, as Rights Agent
      (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed August 30, 1996).

4.2 Indenture dated as of March 31, 1994 between the Company and Regions Bank of Louisiana (formerly First American Bank & Trust of Louisiana), as Trustee (incorporated by reference to Exhibit
      4.1 of the Company's Registration Statement on Form S-3, Registration No. 33-52915, filed March 30, 1994).

4.3 Copies of other instruments defining the rights of holders of long-term debt of the Company will be furnished to the Com-mission upon request.

5     Opinion  of  Jones,  Walker,  Waechter,  Poitevent,  Carrere  &
      Denegre, L.L.P.

23.1  Independent Auditors' Consent.

23.2  Consent of Counsel (included in Exhibit 5).

24 Power of Attorney (included in the signature pages of this registration statement).